Exhibit 99.1

TENNECO STOCKHOLDERS APPROVE PROPOSALS RELATED TO FEDERAL-MOGUL ACQUISITION

Company expects acquisition to close October 1, 2018

Lake Forest, IL, September 12, 2018 – Tenneco Inc. (NYSE: TEN) announced that at its special meeting of stockholders held today, stockholders approved all of the proposals necessary to complete the acquisition of Federal-Mogul LLC.

With more than 85 percent of eligible shares voting, Tenneco stockholders approved a proposal to adopt an amended and restated certificate of incorporation that creates a new class of non-voting common stock, and reclassifies existing common stock as voting common stock; a proposal to approve the issuance of stock consideration to be paid for the acquisition of Federal-Mogul; and a proposal to approve the amended and restated Tenneco Inc. 2006 long-term incentive plan to change the number of shares available for issuance. All three proposals received the support of over 90 percent of the shares voted, including the proposal to issue stock for the acquisition of Federal Mogul, which was approved by approximately 98 percent of the shares voted.

“We are very pleased with the results of the meeting and the strong vote of confidence from our stockholders,” said Tenneco Chairman Gregg Sherrill. “This is a major step forward in the creation of two strong leading global companies, each in an excellent position to capture opportunities unique to their respective markets, and realigned in a way to unlock shareholder value.”

During the meeting, the company announced that it had received the regulatory approvals required to close, and that it expects the Federal-Mogul acquisition will close on October 1, 2018.

About Tenneco

Headquartered in Lake Forest, Illinois, Tenneco is one of the world’s leading designers, manufacturers and marketers of Ride Performance and Clean Air products and technology solutions for diversified markets, including light vehicle, commercial truck, off-highway equipment and the aftermarket, with 2017 revenues of $9.3 billion and approximately 32,000 employees worldwide.

On October 1, 2018, Tenneco expects to complete the acquisition of Federal-Mogul, a leading global supplier to original equipment manufacturers and the aftermarket with nearly 55,000 employees globally and 2017 revenues of $7.4 billion. Additionally, the company expects to separate its businesses to form two new, independent companies, an Aftermarket and Ride Performance company as well as a new Powertrain Technology company, in late 2019.

About the Future Aftermarket and Ride Performance Company

Following the separation, the aftermarket and ride performance company will be one of the largest global multi-line, multi-brand aftermarket companies, and one of the largest global OE ride performance and braking companies. The aftermarket and ride performance company’s principal product brands will include Monroe®, Walker®, Clevite®Elastomers, MOOG®, Fel-Pro®, Wagner®, and Champion®. The Aftermarket and Ride Performance company would have 2017 pro-forma revenues of $6.4 billion, with 57% of those revenues from aftermarket and 43% from original equipment customers.

About the Future Powertrain Technology Company

Following the separation, the powertrain technology company will be one of the world’s largest pure-play powertrain companies serving OE markets worldwide with engineered solutions addressing fuel economy, power output, and criteria pollution requirements for gasoline, diesel and electrified powertrains. The powertrain technology company would have 2017 pro-forma revenues of $10.7 billion, serving light vehicle, commercial truck, off-highway and industrial markets.

Forward-Looking Statements. This communication contains forward-looking statements. These forward-looking statements include, but are not limited to, (i) all statements, other than statements of historical fact, included in this communication that address activities, events or developments that we expect or anticipate will or may occur in the future or that depend on future events and (ii) statements about our future business plans and strategy and other statements that describe Tenneco’s outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. These forward-looking statements are included in various sections of this communication and the words “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” and similar expressions (and variations thereof) are intended to identify forward-looking statements. Forward-looking statements included in this release concern, among other things, the proposed acquisition of Federal-Mogul LLC and related separation transactions, including the expected timing of completion of the proposed acquisition and spin-off; the benefits of the proposed acquisition and spin-off; the combined and separated companies’ respective plans, objectives and expectations; future financial and operating results; and other statements that are not historical facts. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to materially differ from those described in the forward-looking statements, including the risk that the acquisition transaction may not be completed in a timely manner or at all due to a failure to satisfy certain closing conditions, including any stockholder or regulatory approval or the failure to satisfy other conditions to completion of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement; the outcome of any legal proceeding that may be instituted against Tenneco and others following the announcement of the transactions; the combined company may not complete the separation of the Aftermarket & Ride Performance business from the Powertrain Technology business (or achieve some or all of the anticipated benefits of such a separation); the proposed transactions may have an adverse impact on existing arrangements with Tenneco or Federal-Mogul, including those related to transition, manufacturing and supply services and tax matters; the amount of the costs, fees, expenses and charges related to the transactions may be greater than expected; the ability to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners; the risk that the benefits of the transactions, including synergies, may not be fully realized or may take longer to realize than expected; the risk that the transactions may not advance the combined or separated companies’ respective business strategy; the risk that the combined company may experience difficulty integrating or separating all employees or operations; the potential diversion of Tenneco management’s attention resulting from the proposed transactions; as well as the risk factors and cautionary statements included in Tenneco’s periodic and current reports (Forms 10-K, 10-Q and 8-K) filed from time to time with the SEC.

In addition, please see Tenneco’s financial results press release for factors that could cause Tenneco’s future performance to vary from the expectations expressed or implied by the forward-looking statements herein.

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Contacts:
Bill Dawson	Linae Golla
Media inquiries	Investor inquires
847 482-5807	847 482-5162
bdawson@tenneco.com	lgolla@tenneco.com